Exhibit 99.1

Ceridian Corporation

OFFER FOR ALL OUTSTANDING

11 1/4% SENIOR NOTES DUE 2015

IN EXCHANGE FOR

11 1/4% SENIOR NOTES DUE 2015

WHICH HAVE BEEN REGISTERED UNDER

THE SECURITIES ACT OF 1933, AS AMENDED

OFFER FOR ALL OUTSTANDING

12 1/4%/13% SENIOR TOGGLE NOTES DUE 2015

IN EXCHANGE FOR

12 1/4%/13% SENIOR TOGGLE NOTES DUE 2015

WHICH HAVE BEEN REGISTERED UNDER

THE SECURITIES ACT OF 1933

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                 , 2008

(THE “EXPIRATION DATE”) UNLESS EXTENDED BY CERIDIAN CORPORATION

                , 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Ceridian Corporation (the “Company”) is offering, upon and subject to the terms and conditions set forth in the Prospectus, dated                 , 2008 (the “Prospectus”) and the related letter of transmittal, to exchange (the “Exchange Offers”) its 11 1/4% Senior Notes due 2015 and 12 1/4%/13% Senior Toggle Notes due 2015, which have been registered under the Securities Act of 1933, as amended, for its outstanding 11 1/4% Senior Notes due 2015 and 12 1/4%/13% Senior Toggle Notes due 2015 (the “Restricted Notes”). The Exchange Offers are being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, November 9, 2007, among the Company, the guarantors party thereto and the initial purchasers referred to therein.

We are requesting that you contact your clients for whom you hold Restricted Notes regarding the Exchange Offers. For your information and for forwarding to your clients for whom you hold Restricted Notes registered in your name or in the name of your nominee, or who hold Restricted Notes registered in their own names, we are enclosing the following documents:

Enclosed herewith are copies of the following documents for forwarding to your clients:

1.	The Prospectus;

2.	A letter of transmittal for your use and for the use of your clients (the beneficial owners of the Restricted Notes);

3.	A form of notice of guaranteed delivery to be used to accept the exchange offers if Restricted Notes and all other required documents are not immediately available or if time will not permit all required documents to reach the exchange agent on or prior to the Expiration Date or if the procedure for book-entry transfer (including a properly transmitted agent’s message) cannot be completed on a timely basis; and

4.	A form of letter which may be sent to your clients for whose account you hold Restricted Notes in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offers.

YOUR PROMPT ACTION IS REQUESTED. RESTRICTED NOTES TENDERED PURSUANT TO THE EXCHANGE OFFERS MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

The Company will not pay any fees or commissions to any broker, dealer or other person (other than the exchange agent as described in the prospectus) in connection with the solicitation of tenders of Restricted Notes pursuant to the Exchange Offers. You will, however, be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes applicable to the tender of Restricted Notes to it or its order, except as otherwise provided in the prospectus.

Please refer to “The Exchange Offers – Procedures for Tendering Restricted Notes” in the Prospectus for a description of the procedures which must be followed to tender Restricted Notes in the Exchange Offers.

Any inquiries you may have with respect to Exchange Offers, or requests for additional copies of the enclosed materials, should be directed to Wells Fargo Bank, N.A, the exchange agent for the Exchange Offers, at its address and telephone number set forth in the Prospectus.

Very truly yours,

Ceridian Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFERS OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Enclosures